Exhibit 99.1

NW Natural Holdings General Counsel Announces Retirement

PORTLAND, Ore. – MardiLyn Saathoff, General Counsel for NW Natural Holding Company (NYSE: NWN) (NW Natural Holdings) announced her intent to retire on April 1, 2026, after nearly 18 years of outstanding service to the company. The Board of Directors has appointed Megan H. Berge to succeed Saathoff as SVP and General Counsel, as well as Chief Compliance Officer and Corporate Secretary, effective Jan. 1, 2026.

Saathoff will serve as Chief Legal Officer for the Company and will retain responsibilities for Regulation, Business Continuity and Corporate Security until her retirement next year.

“MardiLyn has been a steadfast and trusted leader of the NW Natural companies for nearly two decades,” said Justin B. Palfreyman, President and Chief Executive Officer of NW Natural Holdings. “She has had a tremendous impact on our organization and played a critical role guiding the business through its evolution from a natural gas utility in the Pacific Northwest to what is now a diversified company with four distinct businesses operating across seven states.”

Saathoff joined the company in 2008 and served as Chief Governance Officer and Corporate Secretary. During her tenure, she was appointed to roles that also oversaw other legal, risk, compliance, and regulatory matters. She has served as General Counsel since 2015.

Prior to her role at NW Natural, Saathoff’s career included leadership roles with several other leading institutions in the region, including legal roles at Tektronix, Danaher Corporation and Stoel Rives. Saathoff also spent four years with the Oregon Department of Justice and the administration of Oregon Governor Kulongoski.

Saathoff previously served as Chair of the Oregon Lottery Commission and is a past Director of the Boards of the Northwest Gas Association, Oregon Health & Science University, the Portland Center Stage, United Way of Columbia-Willamette, Oregon Nanoscience and Microtechnologies Institute, the Artists Repertory Theater, and the Classroom Law Project. She is also a past member of the Portland State University Business Advisory Council and previously served on the Oregon Public Officials Compensation Commission.

“We are fortunate to have benefited from MardiLyn’s counsel and breadth of legal, business and regulatory expertise for so many years, and we are now equally fortunate to welcome Megan into her new role,” said Palfreyman. “Megan is highly respected in the industry and a valued strategic partner among the leaders at our company. Megan’s addition to our team reflects our legacy of thoughtful succession planning that I believe sets us apart and positions us well across our growing businesses.”

Berge joined NW Natural Holdings in March 2025 as Deputy General Counsel and Corporate Secretary, as well as General Counsel of NW Natural, after a distinguished career with the international law firm Baker Botts, where she was a partner. Her practice included extensive rulemaking and advocacy work related to federal and state environmental law and civil litigation.

Berge has been nationally recognized by Chambers and Partners for climate law, as one of 500 Leading U.S. Environmental & Energy Lawyers by Lawdragon, and a Washington D.C. Super Lawyer-Rising Star by Thomson Reuters. She earned her law degree from the Francis King Carey School of Law at the University of Maryland and a Bachelor of Arts from the University of Delaware.

About NW Natural Holdings
Northwest Natural Holding Company (NYSE: NWN) (NW Natural Holdings) is headquartered in Portland, Oregon and has been doing business for over 166 years. It owns Northwest Natural Gas Company (NW Natural), SiEnergy Operating (SiEnergy Gas Utility), NW Natural Water Company (NWN Water Utility), NW Natural Renewables Holdings (NWN Renewables), and other business interests.

NW Natural Holdings through its subsidiaries provides critical energy and delivers essential water and wastewater services to over one million meters across seven states. We have a longstanding commitment to safety, environmental stewardship, and taking care of our employees and communities. NW Natural Holdings was recognized by Ethisphere® for four years running as one of the World’s Most Ethical Companies®. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores.

NWN Gas Utility is a local distribution company that currently provides natural gas service to approximately 2 million people in more than 140 communities through approximately 807,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural owns and operates 21.6 Bcf of underground gas storage capacity in Oregon.

SiEnergy Gas Utility is one of the fastest growing natural gas distribution utilities in the nation, serving over 83,000 meters in the greater metropolitan areas of Houston, Dallas, and Austin, Texas.

NWN Water Utility provides water distribution and wastewater services to communities throughout the Pacific Northwest, Texas, Arizona, and California. Today NW Natural Water serves an estimated 195,000 people through approximately 78,600 meters and provides operation and maintenance services to an additional 40,000 connections. Learn more about our water business at nwnaturalwater.com.

NWN Renewables is committed to leading in the energy transition by providing renewable fuels. Learn more at nwnaturalrenewables.com.

Additional information is available at nwnaturalholdings.com.

“World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
Stefanie Week
Phone: 503-610-7510
Email: stefanie.week@nwnatural.com